SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

                                (Amendment No. 1)


                                REDBACK NETWORKS
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    757209101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                     8/7/00
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)


                         (Continued on following pages)

                               Page 1 of 12 Pages

----------------------------                        ----------------------------
CUSIP NO. 757209101               13 G                 Page 2 of 12 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA CAPITAL VII
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3240153
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY                    NONE
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         2,256,178                       3,008,244
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   NONE
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   2,256,178                       3,008,244
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     2,256,178                                                     3,008,244
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     5.2%                                                              2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 757209101               13 G                 Page 3 of 12 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SEQUOIA TECHNOLOGY PARTNERS VII
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     77-0428059
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY                    NONE
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         130,567                          174,090
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   NONE
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   130,567                          174,090
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     130,567                                                       174,090
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     LESS THAN 1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 757209101               13 G                 Page 4 of 12 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SC VII-A MANAGEMENT, LLC
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     94-3240154
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY                    NONE
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         2,386,745                       3,182,334
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   NONE
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   2,386,745                       3,182,334
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     2,386,745                                                     3,182,334
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     5.5%                                                              2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 757209101               13 G                 Page 5 of 12 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     MICHAEL MORITZ
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER            AMENDMENT 2000
      SHARES
   BENEFICIALLY                    392,212                         461,047
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         2,386,745                       3,182,334
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   392,212                         461,047
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   2,386,745                       3,182,334
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     2,778,957                                                     3,643,381
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     6.4%                                                              2.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 757209101               13 G                 Page 6 of 12 Pages
----------------------------                        ----------------------------



--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     DOUGLAS LEONE
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER            AMENDMENT 2000
      SHARES
   BENEFICIALLY                    235,077                         303,912
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         2,386,745                       3,182,334
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   235,077                         303,912
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   2,386,745                       3,182,334
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     2,621,822                                                     3,486,246
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     6.0%                                                              2.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 757209101               13 G                 Page 7 of 12 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     MARK STEVENS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER            AMENDMENT 2000
      SHARES
   BENEFICIALLY                    265,286                         321,973
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         2,386,745                       3,182,334
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   265,286                         321,973
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   2,386,745                       3,182,334
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     2,652,031                                                     3,504,307
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     6.1%                                                              2.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 757209101               13 G                 Page 8 of 12 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     THOMAS F STEPHENSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER            AMENDMENT 2000
      SHARES
   BENEFICIALLY                    212,659                         261,249
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         2,386,745                       3,182,334
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   212,659                         261,249
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   2,386,745                       3,182,334
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     2,599,404                                                     3,443,583
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     6.0%                                                              2.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 757209101               13 G                 Page 9 of 12 Pages
----------------------------                        ----------------------------



--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     J. THOMAS MCMURRAY
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)   [ ]    (b)   [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER            AMENDMENT 2000
      SHARES
   BENEFICIALLY                    143,632                         174,526
  OWNED BY EACH               --------------------------------------------------
    REPORTING                 6    SHARED VOTING POWER          AMENDMENT 2000
     PERSON
      WITH                         2,386,745                       3,182,334
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER       AMENDMENT 2000

                                   143,632                         174,526
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER     AMENDMENT 2000

                                   2,386,745                       3,182,334
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                AMENDMENT 2000
     REPORTING PERSON

     2,530,377                                                     3,356,860
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            AMENDMENT 2000

     5.8%                                                              2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO. 757209101               13 G                 Page 10 of 12 Pages
----------------------------                        ----------------------------

ITEM 1.

     (a) Name of Issuer:                  Redback Networks

     (b) Address of Issuer's Principal Executive Offices:
                                          1195 Borregas Avenue
                                          Sunnyvale, CA  94089


ITEM 2.

     (a) Name of Persons Filing:          Sequoia Capital VII ("SC VII")
                                          SC VII-A Management, LLC  ("SC VII-A")
                                          Sequoia Technology Partners VII
                                            ("STP VII")
                                          Michael Moritz ("MM")
                                          Douglas Leone  ("DL")
                                          Mark Stevens  ("MS")
                                          Thomas F. Stephenson  ("TFS")
                                          J. Thomas McMurray  ("JTM")

         SCVII-A is the General Partner of SC VII and STP VII. MM, DL, MS, TFS and JTM are Managing Members of SC VII Management.

     (b) Address of Principal Business Office or, if none, Residence:
                                          3000 Sand Hill Road, 4-280
                                          Menlo Park, CA  94025

     (c) Citizenship:    MM, DL, MS, TFS, JTM:  USA
                         SC VII-A, SC VII, STP VII:  California

     (d) Title of Class of Securities:    Common

     (e) CUSIP Number:                    757209101


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 NOT APPLICABLE

ITEM 4.  Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES

----------------------------                        ----------------------------
CUSIP NO. 757209101               13 G                 Page 11 of 12 Pages
----------------------------                        ----------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

         Instruction. Dissolution of a group requires a response to this item.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 NOT APPLICABLE


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                                 NOT APPLICABLE


ITEM 10.   CERTIFICATION

     (The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

----------------------------                        ----------------------------
CUSIP NO. 757209101               13 G                 Page 12 of 12 Pages
----------------------------                        ----------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 6, 2001


Sequoia Capital VII
Sequoia Technology Partners VII


By:    SC VII-A Management, LLC
       A California Limited Liability Company
       General Partner of Each

By:  Managing Members


__________________________
Michael Moritz


__________________________
Douglas Leone


__________________________
Mark Stevens


__________________________
Thomas F. Stephenson


__________________________
J. Thomas McMurray